Filed Pursuant to Rule 433
Registration No. 333-134553

30YR NC 5YR Lehman Callable
Final Terms and Conditions

Lehman Brothers Holdings Inc. has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (SEC) for this offering. Before you invest, you should read the prospectus dated May 30, 2006, the prospectus supplement dated May 30, 2006 for its Medium Term Notes, Series I, and other documents Lehman Brothers Holdings Inc. has filed with the SEC for more complete information about Lehman Brothers Holdings Inc. and this offering.  Buyers should rely upon the prospectus, prospectus supplement and any relevant free writing prospectus for complete details.  You may get these documents and other documents Lehman Brothers Holdings Inc. has filed for free by searching the SEC online database (EDGAR®) at www.sec.gov with “Lehman Brothers Holdings Inc.” as a search term. You may also access the prospectus and Series I MTN prospectus supplement on the SEC web site as follows:

Series I MTN prospectus supplement dated May 30, 2006:
http://www.sec.gov/Archives/edgar/data/806085/000104746906007785/a2170815z424b2.htm

Prospectus dated May 30, 2006:
http://www.sec.gov/Archives/edgar/data/806085/000104746906007771/a2165526zs-3asr.htm

Alternatively, Lehman Brothers Inc. will arrange to send you the prospectus, Series I MTN prospectus supplement and final pricing supplement (when completed) if you request it by calling your Lehman Brothers sales representative or 1-888-603-5847.

Issuer:	Lehman Brothers Holdings Inc. (Moody’s: A1/ S&P: A+/Fitch: A+)

Principal Amount:	USD 30,000,000

CUSIP:	52517PW23

Trade Date:	June 7, 2007

Issue Date:	June 21, 2007

Maturity Date:	June 21, 2037, subject to Issuer’s Call Option

Issue Price:	100.0%

Redemption Price	100.0%

Coupon	6.50%

Interest Payment Dates	Semi-annually on each June 21st and December 21st, commencing December 21, 2007 and ending on the Maturity Date, subject to Issuer’s Call Option

Issuer’s Call Option

The Issuer has the right on every Interest Payment Date starting on June 21, 2012, provided that the Issuer gives 5 Business Days notice to the investor, to call the notes in whole or in part at the Redemption Price. All amounts that may otherwise be payable following the call date shall cease to be payable. Notwithstanding the above, all payments due on the call date shall be made in full regardless of any calling of the notes by the Issuer.

Underwriter	Lehman Brothers Inc.

Daycount Convention	30/360, Unadjusted, Following New York days

Denomination:	US$ 1,000/1,000